EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statements of C&D TECHNOLOGIES, INC. and Subsidiaries on Form S-8 (Registration No.333-38891) of our report dated June 4, 1999 on our audits of the statements of net assets available for benefits of the C&D Technologies Savings Plan as of December 31, 1998 and 1997 and the related statements of changes in net assets available for benefits for the years then ended, which report is included in this Annual Report on Form 11-K.

/s/ PricewaterhouseCoopers LLP
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Philadelphia, PA
June 25, 1999